                            SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]


Check the appropriate box:

[_] Preliminary Proxy Statement           [_] CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
[X] Definitive Proxy Statement                RULE 14C-5(D)(2))

[_] Definitive Additional Materials

[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12



                                WorldCorp, Inc.
    ------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

    ------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X] $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
    Item 22(a)(2) of Schedule 14A.

[_] $500 per each party to the controversy pursuant to Exchange Act Rule 14a-
    6(i)(3).

[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

    (2) Aggregate number of securities to which transaction applies:

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

    (4) Proposed maximum aggregate value of transaction:

    (5) Total fee paid:

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

    (2) Form, Schedule or Registration Statement No.:

    (3) Filing Party:

    (4) Date Filed:

Notes:

[LOGO OF WORLDCORP]




                                            1996
                                            Annual
                                            Meeting

                                April 18, 1996


Dear Stockholder:

     We cordially invite you to attend your Company's Annual Meeting of Stockholders to be held on Wednesday, May 22, 1996. It has been an exciting year at WorldCorp with the initial public offerings at both US Order and World Airways. Enclosed are a proxy statement and a form of proxy. Please note that the meeting will commence at 8:30 a.m. at the Hyatt Dulles located at 2300 Dulles Corner Boulevard, Herndon, Virginia 22071.

     At this meeting we will ask the Stockholders: (i) to elect four Class II Directors to serve until the 1998 Annual Meeting; (ii) to approve the 1996 WorldCorp Non-Employee Directors Stock Retainer Plan; and (iii) to ratify the selection of KPMG Peat Marwick LLP as WorldCorp's independent public accountants for the year ending December 31, 1996.

     We value your participation by voting your shares on matters that come before the meeting. Please follow the instructions on the enclosed proxy to ensure representation of your shares at the meeting.

                                  Sincerely,



                                  T. Coleman Andrews, III
                                  Chief Executive Officer and President

                               WORLDCORP,  INC.

                             The Hallmark Building
                            13873 Park Center Road
                           Herndon, Virginia  22071


                 NOTICE  OF  ANNUAL  MEETING  OF  STOCKHOLDERS


                            To be held May 22, 1996


To the Stockholder Addressed:

     WorldCorp, Inc. will hold its Annual Meeting of Stockholders at 8:30 a.m. at the Hyatt Dulles located at 2300 Dulles Corner Boulevard, Herndon, Virginia 22071 on May 22, 1996, for the following purposes:

          1. To elect four Class II Directors to serve until the 1998 Annual Meeting of Stockholders, and until their successors have been duly elected and qualified;

          2. To approve the 1996 WorldCorp Non-Employee Directors Stock Retainer Plan;

          3. To ratify the selection of KPMG Peat Marwick LLP as independent certified public accountants for the Company for the year ending December 31, 1996; and

          4. To act upon such other matters as may properly come before the meeting.

     The record date for the determination of stockholders entitled to vote at the meeting is March 25, 1996, and only stockholders of record at the close of business on that date will be entitled to vote at this meeting and any adjournment thereof.

     Whether or not you plan to attend the stockholders' meeting, please follow the instructions on the enclosed proxy to ensure representation of your shares at the meeting. You may revoke your proxy at any time prior to the time it is voted.


Herndon, Virginia                    By Order of the Board of Directors,
April 18, 1996


                                     Andrew M. Paalborg
                                     Vice President and General Counsel

                               WORLDCORP,  INC.

                             The Hallmark Building
                             13873 Park Center Road
                            Herndon, Virginia  22071

                               PROXY  STATEMENT


     This proxy statement is furnished to stockholders in connection with the solicitation of proxies by the Board of Directors of WorldCorp, Inc. ("WorldCorp" or the "Company") for use at the Annual Meeting of Stockholders to be held on Wednesday, May 22, 1996, and any adjournment thereof, for the purposes set forth in the accompanying Notice of Annual Meeting of Stockholders and described in detail herein. The meeting will be held at 8:30 a.m. at the Hyatt Dulles located at 2300 Dulles Corner Boulevard, Herndon, Virginia 22071.

     All properly executed proxies will be voted in accordance with the instructions contained thereon, and if no choice is specified, the proxies will be voted for the election of all Class II Directors in this proxy statement, for the 1996 WorldCorp Non-Employee Directors Stock Retainer Plan (the "Directors Retainer Plan") and in favor of the appointment of KPMG Peat Marwick LLP as independent auditors. Any proxy may be revoked by the stockholder at any time before it is exercised by giving written notice to that effect to the Secretary of the Company or by signing a later-dated proxy. Stockholders who attend the meeting may revoke any proxy previously granted and vote in person.

     This proxy statement and the accompanying proxy are being mailed to the stockholders on or about April 18, 1996.

                             PURPOSE  OF  MEETING

     At the meeting, the Board of Directors will ask stockholders to (1) elect four Class II Directors to serve until the 1998 Annual Meeting of Stockholders, and until their successors are duly elected and qualified, (2) approve the Directors Retainer Plan, and (3) ratify the selection of KPMG Peat Marwick LLP as independent certified public accountants for the Company for the year ending December 31, 1996. In addition, the stockholders will act upon such other matters as may properly come before the meeting.

                                    VOTING

General
- -------

     Only holders of record of the Company's Common Stock, par value $1.00 per share ("Common Stock"), at the close of business on March 25, 1996, will be entitled to vote at the meeting. On March 25, 1996, 16,393,388 shares of Common Stock were outstanding and entitled to vote. Each share of Common Stock is entitled to one vote.

     Shares of Common Stock represented by proxies received in the accompanying form that are properly executed and returned to the Company will be voted at the Annual Meeting of Stockholders in accordance with the stockholders' instructions contained in such proxies. Where no such instructions are given, proxy holders will vote such shares in accordance with the recommendations of the Board of Directors. The proxy holders will also vote such shares at their discretion with respect to such other matters as may properly come before the meeting.

     A quorum at the Annual Meeting will consist of the presence, in person or by proxy, of at least a majority of the shares of Common Stock outstanding on the record date and entitled to vote at the Annual Meeting. Each stockholder may cast one vote per share owned by such stockholder for each of four nominees for Class II Director. The four nominees receiving the greatest number of votes will be elected. In calculating the vote, broker non-votes will be disregarded and will have no effect on the outcome of the vote. The affirmative vote of a majority of shares voting at the meeting is required to approve the Directors Retainer Plan and to ratify the selection of KPMG Peat Marwick LLP. In determining whether the Directors Retainer Plan and the selection of KPMG Peat Marwick LLP have received the requisite number of affirmative votes, abstentions and broker non-votes will be counted and will have the same effect as a vote against the plan and against KPMG Peat Marwick LLP. The Company does not know of any matters to be acted upon at the meeting other than the three items described in this Proxy Statement. Any stockholder has the power to revoke a proxy at any time before it is voted.

                                  THE COMPANY

     WorldCorp owns a majority position in World Airways, an air transportation company, and in US Order, an interactive information and transaction processing company.

                     SECURITY OWNERSHIP OF CERTAIN PERSONS

Principal Stockholders
- ----------------------

     The following are the only persons known to the Company who are beneficial owners of more than five percent of Common Stock as of December 31, 1995 (except as otherwise noted). With respect to the information set forth below, the Company has relied upon Schedule 13D or Schedule 13G filings and information received from the persons listed.



Name of Beneficial               Address of                     Amount and Nature of           Percent
Owner                            Beneficial Owner              Beneficial Ownership/1/       of Class/1/
- -------------------              ----------------              -----------------------       -----------

Ganz Capital                     2875 N.E. 191st Street               1,975,450/2/                12%
  Management, Inc.               Penthouse I
                                 North Miami Beach, FL  33180

Morgan Stanley                   1585 Broadway                        1,928,200/3/                11.8%
  Group, Inc.                    New York, NY  10036

T. Rowe Price                    100 East Pratt Street                  985,000/4/                 6.0%
  Associates, Inc.               Baltimore, MD  21202

McCullough, Andrews              101 California Street                  853,797/5/                 5.2%
  & Cappiello, Inc.              Suite 4250
                                 San Francisco, CA 94111

The Equitable Companies          787 Seventh Avenue                     815,000/6/                 5.0%
  Incorporated                   New York, NY 10019

- -------------------------

Footnotes

/1/ Beneficial ownership as reported in the table has been determined in accordance with Securities and Exchange Commission ("SEC") regulations and includes shares of Common Stock which may be acquired within 60 days of December 31, 1995, upon the exercise of outstanding stock options and warrants and the conversion of the Company's 7% Convertible Subordinated Debentures due May 15, 2004 (the "Debentures"). In accordance with Rule 13d-3 of the Securities Exchange Act of 1934 (the "Exchange Act"), shares of Common Stock issuable upon the exercise of such options and warrants and upon conversion of such Debentures are deemed outstanding for purposes of computing the percentage of Common Stock owned by the beneficial owner thereof listed in the table, but are not deemed outstanding for purposes of computing the percentage of outstanding Common Stock owned by any other stockholder. Except as otherwise stated below, the named persons have sole voting and investment power with regard to the shares shown as owned by such person. Calculation of the Percent of Class is based on 15,429,114 shares of Common Stock outstanding as of December 31, 1995.

/2/ As reported to the Company by (i) Charles M. Ganz, and (ii) Ganz Capital Management, Inc., a registered investment adviser ("GCM") on April 4, 1996. Beneficial ownership calculation is based on Ganz Capital Management, Inc.'s beneficial ownership of 1,611,268 shares of Common Stock and $4,028,000 aggregate principal amount of the Debentures at an initial conversion price of $11.06. By virtue of his direction and control over GCM, Charles B. Ganz, President of GCM, may be deemed to be the beneficial owner of these securities.

/3/ As reported in Amendment No. 1 to Schedule 13G dated February 13, 1996 filed jointly by Morgan Stanley Group, Inc. and Morgan Stanley Asset Management Ltd., which beneficially owns 1,914,7000 (11.8%) shares of Common Stock.

/4/     As reported in the Schedule 13G dated February 14, 1996 filed jointly by
        T. Rowe Price Associates, Inc. and T. Rowe Price New Horizons Fund, Inc. These securities are owned by various individual and institutional investors including the T. Rowe Price New Horizons Fund, Inc. (which owns 890,000 shares representing 5.5% of the shares of the outstanding Common Stock), as to which T. Rowe Price Associates, Inc. ("Price Associates") serves as investment adviser with power to direct investments and/or sole power to vote the securities. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates, expressly disclaims that it is, in fact, the beneficial owner of such securities.

/5/     As reported in Schedule 13G dated February 14, 1996, filed jointly by
        (i) McCullough, Andrews & Cappiello, Inc., a registered investment adviser, and (ii) Robert F. McCullough, David H. Andrews and Frank A. Cappiello, Jr., the shareholders of McCullough, Andrews & Cappiello, Inc. Beneficial ownership calculation is based on McCullough, Andrews & Cappiello, Inc.'s beneficial ownership of $9,443,000 aggregate principal amount of the Debentures at an initial conversion price of $11.06.

/6/ As reported in Schedule 13G dated February 9, 1996 filed jointly by the Equitable Life Assurance Society of the United States (339,300 shares of Common Stock) and Alliance Capital Management L.P. (475,700) shares of Common Stock.

Security Ownership of Directors and Executive Officers
- ------------------------------------------------------

     The following table sets forth information concerning the beneficial ownership of WorldCorp's Common Stock ("WC C.S."), World Airways' common stock ("WA C.S.") and US Order common stock ("USO C.S.") as of March 31, 1996, for (a) each director and nominee for director; (b) each executive officer; and (c) directors and executive officers as a group.


Name of Beneficial                Amount and Nature of            Title of         Percent of
Owner                            Beneficial Ownership/1/         of Class/1/        Class/1/
- -------------------              -----------------------         -----------       ----------

William F. Gorog                        715,536/2/                  WC C.S.            4.8
                                        481,212/3/                  USO C.S.           3.0

T. Coleman Andrews, III                 557,992/4/                  WC C.S.            3.3
                                         11,500/5/                  USO C.S.           *
                                         10,000/6/                  WA C.S.            *

James E. Colburn                        343,556/7/                  WC C.S.            2.6
                                          3,000/8/                  WA C.S.            *

Gideon Argov                              9,375/9/                  WC C.S.            2.4

Patrick F. Graham                        43,750/10/                 WC C.S.            *
                                          6,750/11/                 USO C.S.           *

John C. Backus                                0/12/                 WC C.S.            *
                                        677,778/13/                 USO C.S.           4.1

Geoffrey S. Rehnert                      25,000/14/                 WC C.S.            *
                                          6,250/15/                 USO C.S.           *

Jack F. Kemp                             12,500/16/                 WC C.S.            *

Charles W. Pollard                      150,022/17/                 WC C.S.            1.5
                                        108,000/18/                 WA C.S.            *

Andrew M. Paalborg                      466,839/19/                 WC C.S.            2.8


Directors and Executive
Officers as a Group
WorldCorp (ten persons)               1,751,208/20/                 WC C.S.           10.7
US Order (five persons)               1,183,490                     USO C.S.           7.5
World Airways (two persons)             121,000                     WA C.S.            1

* Individual is the beneficial owner of less than one percent (1%) of outstanding common stock.

- -------------------------

Footnotes

/1/ Beneficial ownership as reported in the table has been determined in accordance with SEC regulations and includes shares of Common Stock, World Airways common stock and US Order common stock which may be acquired within 60 days of March 31, 1996, upon the exercise of outstanding stock options and warrants. In accordance with Rule 13d-3 of the Exchange Act, shares of common stock issuable upon the exercise of such options and warrants are deemed outstanding for purposes of computing the percentage of common stock owned by the beneficial owner thereof listed in the table, but are not deemed outstanding for purposes of computing the percentage of outstanding common stock owned by any other stockholder. Except as otherwise stated below, the named persons have sole voting and dispositive power with regard to the shares shown as owned by such person. The latest information available for the WorldCorp Employee Savings and Stock Ownership Plan ("ESSOP") is as of the end of the plan year, December 31, 1995. Calculation of the Percent of Class of Common Stock is based on 16,395,388 shares of Common Stock outstanding as of March 31, 1996; calculation of the Percent of Class of US Order common stock is based on 15,864,302 shares of US Order common stock outstanding as of March 31, 1996; and calculation of the Percent of Class of World Airways common stock is based on 12,000,064 shares of World Airways common stock outstanding as of March 31, 1996. For a discussion of considerations relevant to calculating the beneficial ownership of the directors and executive officers as a group, please see footnote 19.

/2/ Consists of (i) 200,000 shares of Common Stock issuable upon the exercise of stock options granted to Mr. Gorog under the 1988 Stock Option Plan, (ii) 228,855 shares of Common Stock held directly, and
        (iii) 286,681 shares of Common Stock held by the ESSOP, as to which Mr. Gorog exercises shared voting and investment power as one of three trustees of the ESSOP. Mr. Gorog disclaims beneficial ownership of shares held by the ESSOP.

/3/ Consists of (i) 10,000 shares of US Order common stock held by Mr. Gorog's wife; and (ii) 471,212 shares of US Order common stock issuable to Mr. Gorog upon the exercise of stock options exercisable through June 1, 1996 granted under US Order's Stock Option Plan (the "US Order Stock Option Plan").

/4/ Consists of (i) 535,000 shares of Common Stock issuable to Mr. Andrews upon the exercise of stock options granted to Mr. Andrews under the 1988 Stock Option Plan, (ii) 4,139 shares of Common Stock owned directly by Mr. Andrews, and (iii) 18,853 shares of Common Stock allocated to Mr. Andrews' account under the ESSOP.

/5/ Consists of 11,500 shares of US Order common stock owned directly by Mr. Andrews.

/6/ Consists of 10,000 shares of World Airways common stock owned directly by Mr. Andrews.

/7/ Consists of (i) 46,875 shares of Common Stock issuable to Mr. Colburn upon the exercise of stock options granted to Mr. Colburn under the 1988 Stock Option Plan, (ii) 286,681 shares of Common Stock held by the ESSOP, as to which Mr. Colburn exercises shared voting and investment power as one of the three trustees of the ESSOP, and (iii) 10,000 shares of Common Stock held directly by Mr. Colburn. Mr. Colburn disclaims beneficial ownership of shares held by the ESSOP.

/8/ Consists of 3,000 shares of World Airways common stock owned directly by Mr. Colburn.


/9/ Consists of (i) 9,375 shares of Common Stock issuable to Mr. Argov upon the exercise of stock options granted to Mr. Argov under the 1988 Stock Option Plan.

/10/ Consists of 43,750 shares of Common Stock issuable to Mr. Graham upon the exercise of stock options granted to Mr. Graham under the 1988 Stock Option Plan.

/11/ Includes 6,250 shares of US Order common stock issuable to Mr. Graham upon the exercise of options granted to Mr. Graham exercisable through June 1, 1996.

/12/ On June 15, 1995, Mr. Backus exercised his remaining 14,333 WorldCorp stock options that had been granted to him by the Company in November 1990.

/13/ Includes 637,500 shares of US Order common stock issuable to Mr. Backus upon the exercise of stock options exercisable through June 1, 1996 and options to purchase 15,278 shares transferred by Mr. Backus to his son, John C. Backus, III exercisable through June 1, 1996.

/14/ Consists of 25,000 shares of Common Stock issuable to Mr. Rehnert upon the exercise of stock options granted to Mr. Rehnert under the 1988 Stock Option Plan.

/15/ Consists of 6,250 shares of US Order common stock issuable to Mr. Rehnert upon the exercise of options exercisable through June 1, 1996 granted to Mr. Rehnert.

/16/ Consists of 12,500 shares of Common Stock issuable to Mr. Kemp upon the exercise of stock options granted to Mr. Kemp under the 1988 Stock Option Plan.

/17/ Consists of (i) 130,000 shares of Common Stock issuable to Mr. Pollard upon the exercise of warrants granted to Mr. Pollard in 1989 expiring August 31, 1997, (ii) 19,022 shares of Common Stock allocated to Mr. Pollard's account under the ESSOP, and (iii) 1,000 shares of Common Stock owned through an IRA account. Upon the execution of Mr. Pollard's employment agreement, which was effective January 1, 1995, Mr. Pollard agreed to cancel options to purchase 100,000 shares of Common Stock at an exercise price of $9.64 in consideration for the grant to him of options to purchase 250,000 shares of the common stock of World Airways at an exercise price of $11.00 per share. Please see "Contracts and Termination of Employment and Change in Control Arrangements" below.

/18/ Consists of (i) 8,000 shares of World Airways common stock owned directly by Mr. Pollard, and (ii) 100,000 shares of World Airways common stock issuable to Mr. Pollard upon the exercise of options granted to him under the 1995 World Airways Stock Option Plan.

/19/ Consists of (i) 108,611 shares of Common Stock issuable to Mr. Paalborg upon the exercise of stock options granted to him under the 1988 Stock Option Plan, (ii) 7,043 shares of Common Stock allocated to Mr. Paalborg's account under the ESSOP, and (iii) 286,681 shares of Common Stock held by the ESSOP, as to which Mr. Paalborg exercises shared voting and investment power as one of three trustees of the ESSOP. Mr. Paalborg disclaims beneficial ownership of shares held by the ESSOP.

/20/ The 286,681 shares of Common Stock held by the ESSOP are reflected in the individual holdings of each of the ESSOP's three trustees: Messrs. Gorog, Colburn and Paalborg. These 286,681 shares of Common Stock held by the ESSOP are only reflected once, however, in the aggregate beneficial ownership of the directors and executive officers as a group.

        Section 16(a) of the Exchange Act ("Section 16(a)") requires the Company's directors and executive officers, and persons who own more than 10% of its Common Stock, to file with the SEC initial reports of ownership of the Company's equity securities and to file subsequent reports when there are changes in such ownership. To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company, all Section 16(a) filing requirements applicable to its greater than 10% beneficial owners, directors and executive officers were complied with in 1995.


                               BOARD OF DIRECTORS

        The Board of Directors of the Company is responsible for establishing broad corporate policies and for the overall performance of the Company. The Board held a total of five meetings during the year ended December 31, 1995; each director attended each meeting. To manage the complex nature of the Company's business effectively, the Board of Directors has delegated certain authority to committees of the Board.

        The Board has authorized its Executive Committee to exercise all of its power and authority when the full Board is unable to meet, except for certain fundamental responsibilities, such as the declaration of dividends, that are reserved for the Board. The members of the Executive Committee are William F. Gorog (Chairman), T. Coleman Andrews, III, and Patrick F. Graham.

        The Audit Committee recommends to the Board of Directors the auditing firm to be selected each year as independent auditors of the Company's financial statements and to perform services related to the completion of such audit. The Audit Committee also has responsibility for (i) reviewing the scope and results of the audit with the independent auditors, (ii) reviewing the Company's financial condition and results of operations with management and the independent auditors, (iii) considering the adequacy of the internal accounting and control procedures of the Company, and (iv) reviewing any non-audit services and special engagements to be performed by the independent auditors. The Audit Committee also reviews, at least once each year, the terms of all material transactions and arrangements between the Company and its affiliates. The current members of the Audit Committee, none of whom is an employee of the Company, are James E. Colburn (Chairman) and Patrick F. Graham. The Audit Committee met six times in 1995.

        The Board has also assigned certain responsibilities relating to employee compensation to the Compensation Committee. The principal duties of the Compensation Committee are to review key employee compensation policies, plans, and programs; to monitor performance and compensation of officers of the Company and other key employees; to prepare recommendations and periodic reports to the Board concerning such matters; and to administer the Company's management incentive compensation plans, including its stock option plan. In 1995, the members of the Compensation Committee, none of whom is an employee of the Company, were James E. Colburn (Chairman), Patrick F. Graham, and Geoffrey S. Rehnert. The Compensation Committee met four times in 1995.

        Pursuant to the Amended and Restated WorldCorp, Inc. 1988 Stock Option Plan (the "Option Plan"), each director of the Company who is not an executive of the Company was granted options to purchase 25,000 shares of Common Stock upon his election to the Board under the terms of the Option Plan. Accordingly, Mr. Gideon Argov was granted options to purchase up to 25,000 shares of Common Stock upon his appointment to the Board of Directors of the Company on August 23, 1995. The Option Plan was further amended by the Company's shareholders at a Special Meeting on August 19, 1994, to provide that each non-employee Director upon election to subsequent two-year terms on the Board would receive additional grants of options for 25,000 shares of Common Stock upon each reelection. In 1995, the full Board of Directors determined to amend the Option Plan to provide that non-employee Directors will only be granted options under the Option Plan to purchase 25,000 shares of Common Stock upon their initial election or appointment to the Board of Directors, and an additional discretionary option grant may be made of up to 25,000 options. Under the Option Plan, these options vest in equal monthly installments over a two year period commencing on the date of a director's election or appointment to the Board, and the exercise price for these options is set at the average closing price on the New York Stock Exchange for the Common Stock for the thirty trading day period preceding the grant date of the option. Additionally, until June 30, 1996, each director who is not an executive of the Company will receive an annual fee of $25,000 (payable quarterly in advance) for serving as a director of the Company. Directors are compensated at a daily rate of $750 for participating in committee meetings in excess of four meetings per year.

     Upon receipt of shareholder approval of the Directors Retainer Plan at the Company's 1996 Annual Shareholders Meeting, effective July 1, 1996, each non-employee director of the Company will be paid his annual fee of $25,000 in quarterly installments (payable in advance) of shares of Common Stock. The number of shares of Common Stock to be received by the non-employee directors each quarter will be valued at the average closing price on the New York Stock Exchange for the Common Stock, for the thirty trading day period preceding the first day of the new quarter.

                       ITEM NO. 1 - ELECTION OF DIRECTORS

     Class II Directors will be elected to serve until the 1998 Annual Meeting and until their successors are duly elected and qualified. Unless directed to do otherwise, the proxy holders intend to vote all shares for which they hold proxies for the nominees set forth below. Although it is not contemplated that any nominee will decline or be unable to serve, if either occurs prior to the Annual Meeting, the Board will select a substitute nominee.


THE BOARD OF DIRECTORS RECOMMENDS A VOTE WITH AUTHORITY FOR THE PROXY HOLDERS TO VOTE FOR THE NOMINEES NAMED BELOW OR THEIR SUBSTITUTES AS SET FORTH HEREIN.



                  NOMINEES FOR ELECTION AS CLASS II DIRECTORS
               Term of Office Expiring at the 1998 Annual Meeting


Name and Age                Past Five Years' Principal Occupation(s) and Other Directorships
- ------------                ----------------------------------------------------------------
John C. Backus, 37          Mr. Backus was appointed a Director of WorldCorp in August, 1994.
                            Mr. Backus has worked with US Order since its inception in 1990 and has served as President, Chief Operating Officer and a director of US Order since 1994.  Prior to working with US Order, Mr. Backus worked for six years at WorldCorp and its subsidiaries holding a variety of executive positions including vice president of corporate development, vice president of finance, and vice president of sales and marketing at a
                            Worldcorp subsidiary.  Prior to joining WorldCorp, Mr. Backus worked at
                            Bain & Company, Inc., a worldwide strategy consulting firm with approximately
                            1,200 employees, in its consulting and venture capital groups where he focused on consumer products and services. Mr. Backus serves on the Board of Directors of US Order, Visa InterActive and Home Financial Network, Inc.
                            He received both his B.S. and M.B.A. from Stanford University.

James E. Colburn, 72        Mr. Colburn served as a director of World Airways from 1985 to 1987 and has served as a director of WorldCorp since 1987.  Mr. Colburn served as President of Aviation Consulting, Inc. from October 1982 to July 1986 and is currently retained by Aviation Consulting, Inc. as a consultant. From 1979 to 1982 he was Vice President--Operations and Maintenance of Wien Air Alaska.

 Geoffrey S. Rehnert, 38     Mr. Rehnert is a Managing Director of Bain Capital, Inc., a private equity investment firm, and was elected a director of both WorldCorp and US Order in 1994.  Mr. Rehnert joined Bain Capital at its inception in 1984 and became a partner in 1986.  Prior to joining Bain Capital, Mr. Rehnert worked as a consultant with Bain & Company.  He currently serves as a director of FTD
                            Holdings, Inc., ICON Health & Fitness, Inc., and GT Bicycles, Inc.

Gideon Argov, 39            Mr. Argov was elected President and CEO of Kollmorgen Corporation, a diversified technology company, in May, 1991, and was appointed a director of WorldCorp on
                            August 23, 1995.  Prior to joining Kollmorgen, Mr. Argov was President and CEO of High Voltage Engineering Corporation.  He currently serves as a director of
                            Kollmorgen and Transtechnology Corporation.


                  INCUMBENT MEMBERS OF THE BOARD OF DIRECTORS
    Class I Directors - Terms of Office Expiring at the 1997 Annual Meeting



Name and Age                 Past Five Years' Principal Occupation(s) and Other Directorships
- ------------                 ----------------------------------------------------------------
T. Coleman Andrews, III, 41  Mr. Andrews was elected Chief Executive Officer and Chairman of the
                             Board of Directors of World Airways in August 1986 and Chief Executive Officer,
                             President, and a director of WorldCorp in June 1987.  Mr. Pollard succeeded Mr.
                             Andrews as Chief Executive Officer of World Airways in March, 1996.  Mr. Andrews
                             remains Chairman of the Board of World Airways.  He has served as a director and as chairman of the executive committee of US Order since 1990. From 1978 through
                             1986, he was affiliated with Bain & Company, an international strategy consulting firm.  At Bain, he was elected partner in 1982 and was a founding general partner in 1984 of the Bain Capital Fund, a private venture capital partnership.  Prior to his experience with Bain, Mr. Andrews served in several appointed positions in the Ford Administration, including serving with Mr. Gorog in the White House.  Mr.
                             Andrews received his B.A. from Dartmouth College and his M.B.A. from Stanford University.

William F. Gorog, 70        Mr. Gorog is the founder of US Order and has served as its chairman and chief executive officer since May 1, 1990.  He was elected a director of WorldCorp in
                            April 1989 and was elected Chairman of the WorldCorp Board of Directors in May
                            1993.  From October, 1987 until founding US Order, he served as Chairman of the
                            Board of Arbor International, an investment management firm.  From 1982 to 1987, he served as president and chief executive officer of the Magazine Publishers of
                            America, an association representing the principal consumer publications in the
                            United States.  During the Ford Administration, Mr. Gorog served as deputy assistant to the President for Economic Affairs and Executive Director of the
                            Council on International Economic Policy.  Prior to that time, he founded and served as Chief Executive Officer of Data Corporation, which developed the LEXIS and NEXIS systems for legal and media research which was subsequently sold to the
                            Mead Corporation in 1969.  Mr. Gorog also assisted VeriFone, Inc., a leading provider of point-of-sale transaction systems, during its development stage.  Mr. Gorog formed a company that served as VeriFone's east coast distributor and he served on its Board of Directors from 1981 through 1993. He currently serves as a director of Home
                            Financial Network, Inc.  Mr. Gorog is a graduate of the United States Military
                            Academy and received an M.S. from Ohio State University.

Patrick F. Graham, 56       Mr. Graham was appointed a director of WorldCorp in October 1992 and elected as a
                            Class I Director at the 1993 Annual Meeting.  He was also appointed a director of US
                            Order in February, 1993.  Mr. Graham is a director of Bain & Company, Inc., a management consulting firm co-founded by Mr. Graham in 1973.  In addition to his primary responsibilities with Bain clients, he has served as Bain's vice chairman and chief financial officer.  Prior to founding Bain, Mr. Graham was a group vice president with the Boston Consulting Group.

Jack F. Kemp, 60            Mr. Kemp was elected as a Class I Director at the 1995 Annual Meeting.  Mr. Kemp is
                            Co-Director of Empower America, a public policy organization established to advance social and economic policies which empower people, not government bureaucracies, and expand entrepreneurial capitalism here and around the world.  In addition to his role as Co-Director of Empower America, Mr. Kemp also serves as a Distinguished Fellow at the Heritage Foundation, a Visiting Fellow at the Hoover Institute, and on the Boards of
                            Howard University, Habitat for Humanity, and Opportunities Industrialization Centers.
                            These recent endeavors follow a lengthy and distinguished list of achievements in public service as HUD Secretary and as a Member of Congress, as well as a notable career as a professional football quarterback.


                             EXECUTIVE COMPENSATION

                              COMPENSATION REPORT

     In 1995, the Compensation Committee of the Company was composed of three independent, non-employee directors, Messrs. Colburn (Chairman), Graham and Rehnert. The Committee administers the Company's executive incentive plans, reviews its compensation plans, programs and policies, monitors the performance and compensation of executive officers and other key employees, and makes appropriate recommendations and reports to the Board concerning matters of executive compensation.

Compensation Philosophy
- -----------------------

     The Compensation Committee maintains compensation programs designed to attract, motivate, develop, and retain highly capable executive leaders. The fundamental philosophy of the Company's executive compensation program is to relate the executive's total compensation closely to superior individual, departmental and corporate performance, and through this performance to shareholder value. The Company's philosophy discourages automatic annual salary increases and favors variable incentive compensation tied to measurable results.

     The Compensation Committee's executive compensation program consists of three main components: (1) base salary; (2) the 1995 Management Incentive Compensation Plan (the "Incentive Plan"); and (3) incentive stock options, all of which are structured to encourage the achievement of superior results over time and to link executive officer and shareholder interests. In addition, the Company occasionally awards bonuses for extraordinary individual performance. The decision to award bonuses for extraordinary individual performance is made by the Compensation Committee upon the recommendation of the Company's Chief Executive Officer.

     The WorldCorp Compensation Committee determines the compensation (including incentive bonuses and stock option grants) for Messrs. Andrews and Paalborg, and for Mr. Gorog's compensation as Chairman of the Board of the Company. The Compensation Committee of the Board of Directors of US Order determines Mr. Backus' compensation as President of US Order and Mr. Gorog's compensation as Chairman and Chief Executive Officer of US Order. The Compensation Committee of World Airways determines the compensation of Mr. Pollard as President of World Airways. A portion of Messrs. Andrews' and Paalborg's salaries are allocated to World Airways. Compensation of other officers and management of WorldCorp and its subsidiaries, World Airways and US Order, is based on the Management Incentive Compensation Plan, which was separately adopted in 1995 by the Board of Directors of each company for their respective organizations.


Components of Compensation
- --------------------------

     (1)  Base Salary

     Base salaries for new management employees are determined initially by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent.

     Through 1994, the Company had a merit-based system for determining base salary increases for its executive officers. Annual base salary increases would be awarded to executives based upon the performance ratings they received in their annual performance review. In 1995, the Management Incentive Plan discussed below replaced entirely the system of annual merit increases for officers and managers of the Company and its subsidiaries.

     Although the Incentive Plan replaced the system of annual merit increases, the base salaries of executives may still be adjusted from time to time if the Compensation Committee determines (after reference to market data) that an executive's base salary is not competitive with the marketplace, or if there is a substantial change in the duties and responsibilities of the executive.

     The full Boards of Directors of WorldCorp, US Order and World Airways are responsible for setting the base salaries of the companies' Presidents and Chief Executive Officers taking into account the recommendations of the various Compensation Committees. Messrs. Andrews, Gorog, Backus and Pollard recuse themselves from these deliberations and decisions. The WorldCorp Compensation Committee is responsible for setting Mr. Paalborg's salary, based upon the recommendations of Mr. Andrews, WorldCorp's Chief Executive Officer.

     (2)  Management Incentive Plan

     In 1995 the Board implemented at WorldCorp a Management Incentive Plan for officers of WorldCorp which is based upon the Management Incentive Plan adopted by its US Order and World Airways subsidiaries. Employees below the level of manager continue to be covered by the existing merit pay plan. There are minor differences in the formulas applied by each of the three companies.

     The Company's Incentive Plan is a quantitative matrix consisting of two components: individual performance and corporate performance. The Committee uses its discretion at the conclusion of each year to assess individuals on corporate performance. Corporate performance is based upon the degree to which the Company and its subsidiaries have achieved their strategic objectives in the prior year, whether shareholder value has been increased, and the overall financial performance of the Company and its subsidiaries.

     In 1995, the WorldCorp Compensation Committee used the following quantitative matrix to calculate the incentive bonuses paid to Messrs. Andrews and Paalborg:


Rating           Individual Performance      Individual & Corporate Performance
- ------         ------------------------      ----------------------------------

  5                   50% Bonus                           75% Bonus
  4                   25% Bonus                           50% Bonus
  3                   12% Bonus                           25% Bonus
  2                           0                                   0
  1                           0                                   0

     In determining the bonuses of $225,000, and $115,000 awarded by the Compensation Committee (and approved by the Board of Directors) to Messrs. Andrews and Paalborg, respectively, the members of the Committee, exercising their discretion, took into account the following corporate accomplishments: 1) completion of initial public offerings of US Order and World Airways common stock, resulting in substantial balance sheet improvements and increases in cash available to WorldCorp, US Order and World Airways, 2) a positive $18 million swing in net income at World Airways (from a $9 million net loss in 1994 to 1995 net income of $9 million), and 3) substantial progress made by US Order toward achieving its strategic objectives. Based on the foregoing corporate achievements and their individual contributions toward accomplishing them, the Compensation Committee awarded the bonuses to Messrs. Andrews and Paalborg in the amounts described above. Using the quantitative matrix set forth above, the bonus awards to Messrs. Andrews and Paalborg were set at approximately 64% of their base salaries. The Committee also recommended, and the Company's Board approved, bonuses to Mr. Gorog of $50,000 for his contributions as the Company's Chairman toward achieving these corporate accomplishments, and $50,000 to Mr. Backus for his role in completing the initial public offering at US Order and for his contributions toward the substantial progress made by US Order in 1995 toward achieving its strategic objectives. The Committee did not use the quantitative matrix to determine either Mr. Gorog's or Mr. Backus' bonus.

     (3)  Incentive Stock Options

     The Compensation Committee determines appropriate incentive stock option awards for new employees by evaluating the responsibilities of the position held and the experience of the individual, and by reference to the competitive marketplace for management talent. The Compensation Committee bases decisions concerning subsequent incentive stock option awards on recommendations made by the Chief Executive Officer. The Compensation Committee determines whether to accept or modify Mr. Andrews' proposals by evaluating the competitive marketplace, the performance of the Company, the performance of the executive, and any change in the responsibilities of the individuals. Individuals who receive a promotion or who have maintained a high level of performance over a long period often receive stock option awards. To promote mutual long-term interests between the Company's officers and managers and the Company's stockholders, each incentive option agreement provides for options which vest in equal monthly installments over a three to five-year period. The Compensation Committee approves all stock option awards.

     In 1994, in connection with the signing of their employment agreements, (i) grants of WorldCorp options were made to Mr. Andrews, Chief Executive Officer and President of the Company, and to Mr. Gorog, Chairman of the Board of Directors of the WorldCorp, and (ii) a grant of US Order options was made to Mr. Backus, President of US Order. In 1995, in connection with the signing of his employment agreement, a grant of World Airways options was made to Mr. Pollard, President of World Airways.


Compensation of the Chief Executive Officer
- -------------------------------------------

     As part of its ongoing review of the compensation of the Chief Executive Officer, the Compensation Committee determined it was appropriate for the Chief Executive Officer to be eligible to participate in the Company's 1988 Stock Option Plan (as amended and restated through 1993, the "1988 Plan"). When the 1988 Plan was originally adopted in 1988 by the stockholders and amended in 1992 by the stockholders, the Chief Executive Officer was not an eligible participant because he had otherwise received equity incentive compensation in the form of warrants from the Company; the warrants served as the functional equivalent of stock options for the Chief Executive Officer. The Compensation Committee was aware that the vast majority of the warrants held by the Chief Executive Officer directly or beneficially would expire worthless on May 24, 1994, and that he would no longer hold any warrants or stock options of the Company.

     The Compensation Committee believes that one important element of the compensation of the Chief Executive Officer is incentive compensation. Upon the expiration of the warrants, the Chief Executive Officer did not have, as part of his compensation package, an incentive compensation component. The Compensation Committee considered various alternative forms of incentive compensation for the Chief Executive Officer, including warrants and stock appreciation rights. The Compensation Committee considered the securities, tax, financial accounting and other relevant issues presented by the different alternatives. To assist it, the Compensation

Committee retained the services of an independent compensation consultant. The Compensation Committee reviewed compensation data for the Chief Executive Officers of other public companies. Based on its review, the Compensation Committee determined that it would be appropriate and in the stockholder's interest for the 1988 Plan to be amended so that the Chief Executive Officer could participate under that plan. Through this approach, the Compensation Committee believed the Chief Executive Officer's interests and those of the stockholders would be aligned.

     Pursuant to the recommendation of the Compensation Committee, on August 19, 1994, at a Special Meeting the shareholders of the Company approved amendments to the Company's 1988 Stock Option Plan which permitted the Company's Chief Executive Officer to participate in the Stock Option Plan as part of a new compensation arrangement, concluded on August 19, 1994. For further descriptions of the employment agreements, the Stock Option Agreement, and related matters, please see "Contracts and Termination of Employment and Change in Control Arrangements" below.

     On February 14, 1996, the Board of Directors, upon the recommendation of the Compensation Committee, approved increasing Mr. Gorog's salary as Chairman of the Board of the Company (effective January 1, 1996) from $50,000 to $100,000. The Board and the Compensation Committee took into account: 1) the fact that Company's previous Chairman had been paid $134,000 annually and that Mr. Gorog's time commitment as Chairman was as extensive as his predecessor's; and 2) Mr. Gorog's substantial achievements as the Company's Chairman.


                                   The Compensation Committee
                                   --------------------------

                                   James E. Colburn (Chairman)
                                   Patrick F. Graham
                                   Geoffrey S. Rehnert


                            PERFORMANCE GRAPH INDEX
                            Dec. 1989 to Dec. 1995

                            STOCK PERFORMANCE GRAPH*

     The following graph and chart compare the five year performance of the Company's common stock to the Russell 2000 Index, the Standard & Poor's (S & P) Conglomerates Index, the Dow Jones Airlines Index, and the Dow Jones Air Freight/Couriers Index. Both the graph and the chart assume that the value of the investment in the Company's common stock and each index was $100 at December 31, 1989, and that all dividends were reinvested.

                   [Graph of Performance Chart Appears Here]


- ------------------------------------------------------------------------------------------------------------------------
                                             Dec-90        Dec-91        Dec-92        Dec-93        Dec-94       Dec-95
- ------------------------------------------------------------------------------------------------------------------------
WorldCorp Inc.                                $100          $246          $151          $129          $166         $229
- ------------------------------------------------------------------------------------------------------------------------
Russell 2000                                  $100          $146          $173          $206          $202         $259
- ------------------------------------------------------------------------------------------------------------------------
S&P(R) Conglomerates Index                    $100          $108          $134          $177          $168         $218
- ------------------------------------------------------------------------------------------------------------------------
Dow Jones Airlines Index                      $100          $133          $130          $157          $110         $270
- ------------------------------------------------------------------------------------------------------------------------
Dow Jones Air Freight/Couriers Index          $100          $128          $159          $209          $183         $223
- ------------------------------------------------------------------------------------------------------------------------


__________________________________

* In last year's proxy statement the Company stated that if, and to the extent that, air transportation services become a smaller component of the Company's total operations in future years, different industry peer group indices may be used by the Company at that time. The Dow Jones Airlines Index and Dow Jones Air Freight/Couriers Index (collectively, the "Dow Jones Indices") had been used by WorldCorp in previous years as industry peer group indices because of the importance of its World Airways subsidiaries to the Company's consolidated financial results. Due to initial public offerings at World Airways and US Order in 1995, and the growing importance of US Order to the Company's stock performance, the Company believes that its industry peer group index should be changed from an airline index to a conglomerates index. The Dow Jones indices are shown in accordance with SEC regulations, but will not be used in next year's Stock Performance Graph.

     WorldCorp is a New York Stock Exchange company that owns majority positions in two subsidiaries: World Airways, Inc. and US Order, Inc. World Airways and US Order are public companies whose common stock is traded on the Nasdaq National Market. Each of the following tables includes aggregate compensation information for each Named Executive Officer received from WorldCorp and one or more of the subsidiaries.


                           SUMMARY COMPENSATION TABLE


                                                                 Long-Term
                                         Annual Compensation    Compensation
                                     ---------------------------------------
                                                                   Awards
                                                                ------------
                                                                 Securities
                                                                 Underlying       All Other
                                                                  Options/         Compen-
    Name and Principal     Year       Salary/2/      Bonus/3/      SARs/4/        sation/5/
      Position/1/                        ($)           ($)           (#)            ($)
- -----------------------------------------------------------------------------------------------
T. Coleman Andrews, III    1995       350,000        225,000          ---        394,676/6/
President/CEO              1994       350,000         70,000      800,000/7/      49,240
WorldCorp                  1993       335,058/8/         ---          ---        215,281/9/

William F. Gorog           1995       300,000/10/     75,000/11/      ---            ---
Chairman/CEO               1994       270,805/12/        ---      250,000/13/        ---
US Order                   1993       247,230/14/        ---          ---            ---


Charles W. Pollard         1995       230,365         45,000      250,000/15/     11,108/16/
President                  1994       176,539            ---          ---          8,134
World Airways              1993       172,316/8/         ---          ---         14,960

John C. Backus             1995       250,000         75,000/17/      ---          9,250/18/
President                  1994       190,192            ---      850,000/19/    875,000/20/
US Order                   1993       139,981          4,000          ---            ---

Andrew M. Paalborg         1995       177,923        115,000          ---          6,128
VP & General Counsel       1994       160,000         25,000          ---          3,080
WorldCorp                  1993       160,485         25,000      100,000         10,480

____________________

Footnotes


/1/ The compensation of Messrs. Andrews and Paalborg is paid entirely by the Company, including, where applicable, options to purchase common stock of the Company. A portion of their respective salaries, however, is allocated to World Airways. Mr. Gorog's compensation as Chairman of the Board of Directors of the Company is paid by the Company.

     Mr. Gorog's annual compensation as Chairman of the Board of Directors and Chief Executive Officer of US Order, Inc. is paid by US Order, Inc., but his long term compensation consists of options to purchase common stock both of WorldCorp and US Order. Mr. Pollard's annual compensation is paid entirely by World Airways, Inc., but his long term compensation consists of options and warrants to purchase common stock of WorldCorp and options to purchase World Airways common stock. Mr. Backus' annual compensation is paid entirely by US Order, Inc., and his long term compensation consists primarily of options to purchase common stock of US Order.



/2/ Excludes compensation deferred under the Company's ESSOP, which is also available to employees of World Airways, Inc., and compensation deferred under US Order's 401(k) plan. The Company's contributions to the ESSOP accounts of the Named Executive Officers is included in the column titled "All Other Compensation." See footnote 5.

/3/ Bonuses are listed for the year in which the bonus was earned. Most bonuses are paid early in the year following the year in which the bonus was earned by the individual.

/4/ Includes options granted in 1995, 1994, and 1993 under (i) WorldCorp's Amended and Restated 1988 Stock Option Plan, (ii) World Airways' 1995 Stock Option Plan, and (iii) the US Order Employee Stock Option Plan. No warrants or SARs were granted under any of the option plans in 1995, 1994, or 1993.

/5/ Amount includes value of WorldCorp contributions to the ESSOP accounts of the Named Executive Officers. WorldCorp's contributions to the WorldCorp ESSOP are made in WorldCorp Common Stock and are valued using closing prices for the year in which the contributions were made. US Order's 401(k) Plan does not provide for company contributions to employee accounts. With regard to Mr. Backus, this item also includes premiums for life insurance payable to Mr. Backus' estate per the terms of his employment agreement with US Order.

/6/  Consists of (i) $9,240 of WorldCorp contributions to the WorldCorp ESSOP,
     (ii) $5,436 of premiums paid for life insurance under the terms of the August, 1994, Employment Agreement between Mr. Andrews and the company and
     (iii) $380,000 paid in connection with the modification in 1993 of Mr. Andrews' Supplemental Incentive Compensation Agreement. Please see "Contracts and Termination of Employment and Change in Control Arrangements" below.

/7/ Mr. Andrews was granted options to purchase 800,000 shares of WorldCorp common stock pursuant to the terms of his WorldCorp employment agreement dated August 19, 1994. The terms and conditions of the employment agreement and the stock option agreement are set forth below in detail; please see "Contracts and Termination of Employment and Change in Control Arrangements."

/8/ Due to the prolonged global airline recession and its adverse effects on WorldCorp's financial performance, Messrs. Andrews and Pollard elected to reduce their salaries by 10% for the period beginning October 23, 1992, and ending June 1, 1993.

/9/ Consists of (i) $14,451 of WorldCorp contributions to the WorldCorp ESSOP, and (ii) $200,830 paid in connection with the modification of Mr. Andrews' Supplemental Incentive Compensation Agreement. Please see "Contracts and Termination of Employment and Change in Control Arrangements" below.

/10/ Consists of $50,000 paid to Mr. Gorog by WorldCorp for Mr. Gorog's services as Chairman of WorldCorp's Board, and $250,000 paid to Mr. Gorog by US Order for Mr. Gorog's services as Chairman of the Board and Chief Executive Officer of US Order.

/11/ Consists of a $25,000 bonus paid to Mr. Gorog by US Order and a $50,000 bonus paid to Mr. Gorog by WorldCorp.

/12/ Consists of $50,000 paid to Mr. Gorog by WorldCorp for Mr. Gorog's services as Chairman of WorldCorp's Board, and $220,805 paid to Mr. Gorog for Mr. Gorog's services as Chairman of the Board and Chief Executive Officer of US Order.

/13/ Mr. Gorog was granted options to purchase 250,000 shares of WorldCorp common stock as partial compensation for his services as Chairman of the Board of Directors of WorldCorp. The terms and conditions of the employment agreement are set forth below in detail; please see "Contracts and Termination of Employment and Change in Control Arrangements."

/14/ Consists of $50,000 paid to Mr. Gorog by WorldCorp for Mr. Gorog's services as Chairman of WorldCorp's Board, and $197,230 paid to Mr. Gorog by US Order as Chairman of the Board and Chief Executive of US Order.

/15/ Consists of options to purchase 250,000 shares of the common stock of World
     Airways granted to Mr. Pollard in connection with the execution of his employment agreement. Please see, "Contracts and Termination of Employment and Change in Control Arrangements" below.

/16/ Consists of (i) $9,240 of WorldCorp contributions to the WorldCorp ESSOP and (ii) $1,868 of premiums paid for life insurance under the terms of the January 1, 1995, Employment Agreement between Mr. Pollard and World Airways. Please see, "Contracts and Termination of Employment and Change in Control Arrangements" below.

/17/ Consists of a $25,000 bonus paid to Mr. Backus by US Order and a $50,000 bonus paid to Mr. Backus by WorldCorp.

/18/ Consists of premiums paid for life insurance under the terms of the August
     1, 1994 Employment Agreement between Mr. Backus and US Order. Please see, "Contracts and Termination of Employment and Change in Control Arrangements" below.

/19/ Includes options to purchase 850,000 shares of US Order common stock pursuant to the terms of Mr. Backus' US Order employment agreement dated August 1, 1994. Please see, "Contracts and Termination of Employment and Change in Control Arrangements" below.

/20/ As part of the August 1, 1994 purchase of US Order's bill pay operations, Visa required that all US Order employees of Visa InterActive, Visa's newly formed bill pay subsidiary, cancel their outstanding vested US Order options to eliminate any potential conflicts of interest. As a result, US Order's shareholders and Board of Directors agreed to pay all active and full-time US Order employees (excluding William F. Gorog) for the cancellation of their outstanding and vested options. This payment to Mr. Backus was for cancellation of the majority of his outstanding and vested US Order options.

The following table lists option grants to each of the Company's Named Executive Officers in 1995. No options were granted to Messrs. Andrews, Gorog, Backus or Paalborg in 1995. The grant to Mr. Pollard consists of options to purchase the common stock of World Airways. The options were granted to Mr. Pollard in connection with the execution of his employment agreement (please see "Contracts and Termination of Employment and Change in Control Arrangements", below). In addition, in accordance with the rules of the Commission, the table also sets forth the hypothetical gains that would exist for the options based on assumed rates of annual compounded growth in the stock price of 0%, 5% and 10% from the date the options were granted over the full option term. The actual value, if any, that an executive may realize will depend on the spread between the market price and the exercise price on the date the options are exercised.

                                              OPTION GRANTS IN 1995
                                                INDIVIDUAL GRANTS

                           Number of       % of
                           Securities   Securities
                           Underlying   Underlying
                            Options      Options
                            Granted      Granted      Exercise    Expiration
Name                          (#)          (%)         Price ($)     Date         0%         5%         10%
- ------------------------------------------------------------------------------------------------------------------
T. Coleman Andrews, III        ---          ---          ---           ---        ---        ---           ---

William F. Gorog               ---          ---          ---           ---        ---        ---           ---

Charles W. Pollard           250,000       23.4%        11.00     Dec. 31, 2002    $0     $1,729,460    $4,382,792

John C. Backus                 ---          ---          ---           ---        ---        ---           ---

Andrew M. Paalborg             ---          ---          ---           ---        ---        ---           ---
- ------------------------------------------------------------------------------------------------------------------

The following table lists aggregate option exercises in 1995. Mr. Andrews holds options to purchase WorldCorp stock only. Mr. Gorog holds options to purchase both WorldCorp and US Order common stock. In 1995, Mr. Backus held options for both WorldCorp and US Order. As of December 31, 1995, Mr. Backus did not hold any WorldCorp options. Mr. Pollard holds both options and warrants to purchase WorldCorp common stock, as well as for WorldCorp, and options to purchase World Airways common stock. Mr. Paalborg holds options only to purchase WorldCorp stock.

                      AGGREGATED OPTION EXERCISES IN 1995
                         AND YEAR-END OPTION VALUES/1/


                                                                  Number of
                                                                  Securities                Value of
                                                                  Underlying               Unexercised
                                                                 Unexercised              In-The-Money
                                                                  Options at            Options at FY-End
                           Shares Acquired                        FY-End (#)                   ($)
                                 on              Value
                              Exercise          Realized        (Exercisable/              (Exercisable/
Names                            (#)             ($)/2/         Unexercisable)             Unexercisable)
- ----------------------------------------------------------------------------------------------------------------
T. Coleman Andrews, III      65,000 WOA       528,400 WOA     535,000/200,000 WOA     2,942,500/1,100,000 WOA

William F. Gorog               --- WOA          --- WOA        200,000/50,000 WOA      1,100,000/275,000 WOA
                               --- USOR         --- USOR         400,000/0 USOR           8,560,000/0 USOR

John C. Backus               11,000 WOA        78,430 WOA            --- WOA                   ----- WOA
                            178,708 USOR     2,625,824 USOR    654,123/238,893 USOR   10,239,924/3,643,119 USOR

Charles W. Pollard           80,000 WOA       526,000 WOA          150,000/0 WOA             672,500/0 WOA
                               ---WLDA          ---WLDA         100,000/150,000 WLDA      25,000/37,500 WLDA

Andrew M. Paalborg           105,944 WOA      435,987 WOA         97,500/68,056 WOA        85,216/192,620 WOA
- -----------------------------------------------------------------------------------------------------------------


/1/ The information set forth in this table includes the aggregate amount of all options granted to the Named Executive Officers by WorldCorp and one or more of its subsidiaries. The calculations in this table are based upon a December 29, 1995, closing price of $10.00 of WorldCorp's Common Stock on the New York Stock Exchange, and closing prices of $11.25 and $22.37 for World Airways and US Order, respectively, on the Nasdaq National Market. WOA is the New York Stock Exchange trading symbol for WorldCorp and WLDA and USOR are the Nasdaq trading symbols for World Airways and US Order, respectively.

/2/ Value based on market value of the common stock on the exercise date minus the exercise price.

                  CONTRACTS AND TERMINATION OF EMPLOYMENT AND
                         CHANGE IN CONTROL ARRANGEMENTS


Employment Agreements
- ---------------------

     The Company has entered into employment agreements with each of Messrs. Andrews, Gorog, and Paalborg. The terms and conditions of each agreement are more fully discussed below. US Order has entered into an employment agreement with Mr. Backus and World Airways has entered into an employment agreement with Mr. Pollard. Following the analysis and research completed by the Compensation Committee of the Board of Directors in concluding its agreement with the Chief Executive Officer of the Company, the principles included in that agreement have generally been applied to the employment agreements of each of the other Named Executive Officers.

     T. Coleman Andrews, III
     -----------------------

     The Company and T. Coleman Andrews, III entered into an employment agreement and a stock option agreement on August 19, 1994, upon obtaining shareholder approval at a special meeting of amendments to the Company's 1988 Stock Option Plan (the "Plan") permitting Mr. Andrews to participate in the Plan as part of a new employment agreement with the Company.

     The principal terms of Mr. Andrews' employment agreement are as follows:
(i) Mr. Andrews receives a minimum salary of $350,000 per year beginning on the date of the executed contract; (ii) the term of the agreement expires on December 31, 1997, subject to a renewal and extension provision described below;
(iii) Mr. Andrews is eligible to receive bonuses pursuant to the Company's Management Incentive Compensation Plan; (iv) Mr. Andrews received a grant of options to purchase 800,000 shares of Common Stock; (v) Mr. Andrews agrees to hold a substantial number of shares of Common Stock and (vi) the Company maintains a $5 million life insurance policy, the proceeds of which, in the event of Mr. Andrews' death are payable to Mr. Andrews' estate.

     If, as of December 31, 1996, Mr. Andrews and WorldCorp have not executed a new employment agreement, or neither party has given written notice to the other that they intend to allow this agreement to expire at the end of its term on December 31, 1997, then and in that event Mr. Andrews' employment agreement will be automatically extended for an additional period of eighteen (18) months through June 30, 1998, with all economic provisions extended on a pro rata basis.

     The following terms were retained from Mr. Andrews' previous employment
agreement.   Mr. Andrews may terminate his employment in the event (i) the
Company relocates its headquarters outside of the Washington, D.C. area, (ii) his duties are diminished in a manner materially altering his responsibilities,
(iii) the Board determines that the Company should be liquidated or dissolved during the term of the employment agreement or (iv) there is a Change of Control of WorldCorp. Under the terms of Mr. Andrews' employment agreement, a change of control includes (i) any person, other than WorldCorp, becoming the beneficial owner of more than 50% of the then outstanding securities of WorldCorp, (ii) certain changes involving a majority of the Board of Directors of WorldCorp,
(iii) certain mergers or acquisitions of WorldCorp with any other corporations and (iv) the liquidation or sale of substantially all of WorldCorp's assets.In the event Mr. Andrews exercises this termination right, or, in the event the Company terminates Mr. Andrews' employment with the Company other than for Cause (as defined in the Agreement), the Company is obligated to pay Mr. Andrews the undiscounted remainder of his base salary then in effect, any deferred salary and/or bonus compensation payable, and all granted but unexercisable stock options under Mr. Andrews' stock option agreement shall become immediately exercisable for a period of one year following the date of termination, and any federal or state taxes imposed upon this termination payment. WorldCorp may terminate the agreement for Cause or if Andrews becomes disabled for a period of 12 months.

     To align Mr. Andrews' interests with those of the Company's shareholders, Mr. Andrews has agreed to hold the following amounts of Common Stock for the balance of the term of his employment agreement (and for any renewals or extensions thereof), from the earlier to occur of: (1) Mr. Andrews' exercise of
                              -------
options in the amounts set forth below; or (2) the dates indicated below.
For purposes of Mr. Andrews' employment agreement, any shares of Common Stock owned by members of Mr. Andrews' immediate family (i.e., spouse, sons or daughters) shall be counted toward Mr. Andrews' stock ownership holding requirements. As of April 1, 1996, Mr. Andrews was in compliance with the stock ownership requirements set forth in his employment agreement.


                                                     Required Common
      Options Exercised             Date             Stock Holdings
      -----------------             ----             ----------------

           300,000              April 1, 1995              20,000

           400,000              April 1, 1996              30,000

           500,000              April 1, 1997              40,000

           600,000                   ---                   50,000

           700,000                   ---                   60,000

           800,000                   ---                   70,000

     Mr. Andrews was granted options to purchase 800,000 shares of the Company's common stock, 200,000 of which were immediately exercisable upon the grant on August 19, 1994. The remaining 600,000 options become exercisable ten years less 90 days from the original grant date of August 19, 1994, provided, however, the exercise date will be accelerated with respect to these 600,000 shares if certain targets are achieved with respect to the Company's stock price.
Pursuant to this provision, Mr. Andrews will be entitled to exercise options to purchase 100,000 shares of Common Stock, at the $4.50 exercise price, each time that WorldCorp stock trades at a price that is an increase of 25% over the preceding eligibility level for twenty trading days, up to the maximum of 600,000 shares. Thus, Mr. Andrews will be entitled to exercise options for 100,000 shares, at the exercise price of $4.50 per share, if WorldCorp stock trades at or above $5.63 for twenty trading days (that is, a 25% increase in the price of the stock above the preceding option grant price of $4.50). The same entitlement would arise for five additional grants of options for 100,000 shares each, at the exercise price of $4.50 per share, if WorldCorp stock trades at or above $7.03, $8.79, $10.99, $13.74, and $17.17, for twenty trading days each
(each of these trading prices is 25% above the price of the stock at the earlier tier).

     The options expire at the earlier of (i) the end of ten years, or (ii) one year after Mr. Andrews ceases to provide any services, including services as a member of the board of directors, to the Company, World Airways, US Order, the Company's other affiliates, or any other entity in which the Company has both any equity or debt investment and representation on the board of directors thereof. In the event Mr. Andrews is no longer employed as Chief Executive Officer of the Company, options that have not become exercisable by such time will not thereafter become exercisable.

     The Company and Mr. Andrews in 1989 entered into a Supplemental Incentive Compensation Agreement (the "Incentive Agreement") in lieu of the Company's granting additional equity to Mr. Andrews. Under the Incentive Agreement, the Company agreed to pay Mr. Andrews the amount of $1,300,000, plus interest, on the expiration of his employment agreement if certain conditions were met, including Mr. Andrews being an employee at that time. In December, 1993, the Company and Mr. Andrews agreed to modify the Incentive Agreement by terminating it and entering into a new agreement. In connection with the new agreement, the Company paid Mr. Andrews in December, 1993, (approximately seven months early) $200,830 due him under the Incentive Agreement. The new agreement delays payment to Mr. Andrews of the balance due under the Incentive Agreement and provides that the Company will make four annual installment payments, of $420,000, including interest, between 1995 and 1998.

     In 1989, concurrent with execution of the Incentive Agreement, the Company loaned Mr. Andrews $1,300,000 under a full recourse promissory note that bore interest at the same rate as the interest rate set forth in the Incentive Agreement. The Company and Mr. Andrews agreed, in December 1993, to cancel the earlier note and to substitute a new, full recourse promissory note due in installments between January 1994 and February 1998; the new note bears interest at the same rate as in the amount of $1,763,000 set forth in the new Incentive Agreement. Mr. Andrews reduced the principal balance of his obligation to the Company by $896,000 as of March 31, 1996.

     William F. Gorog
     ----------------

     On February 14, 1996, the Company and Mr. Gorog entered into an agreement pursuant to which Mr. Gorog has agreed to serve as Chairman of the Board through December 31, 1996. Mr. Gorog's term as Chairman is extended automatically through December 31, 1997 if the Company fails to give Mr. Gorog written notice by September 30, 1996 of the Company's intention not to renew Mr. Gorog's agreement. Pursuant to the terms of the new agreement with Mr. Gorog, Mr. Gorog's salary as Chairman of the Board was increased from $50,000 to $100,000 effective January 1, 1996.

     Mr. Gorog has agreed to hold the following amounts of Common Stock for the balance of the term of his employment agreement (and for any renewals or extensions thereof), from the earlier to occur of: (1) Mr. Gorog's exercise of
                              -------
options in the amounts set forth below, or (2) the dates indicated below. As is the case with Mr. Andrews, for purposes of Mr. Gorog's employment agreement, any shares of Common Stock owned by members of Mr. Gorog's immediate family shall be counted toward Mr. Gorog's stock ownership and holding requirements. As of April 1, 1996, Mr. Gorog was in compliance with the stock ownership requirements set forth in his agreement with the Company.


                                                         Required Common
            Options Exercised            Date            Stock Holdings
            -----------------            ----            ----------------

                 125,000             April 1, 1995             8,500

                 150,000             April 1, 1996            12,500

                 175,000             April 1, 1997            16,500

     As additional compensation to Mr. Gorog for serving as the Chairman of the Board of Directors of the Company, Mr. Gorog was granted options to purchase 250,000 shares of Common Stock, 100,000 of which were immediately exercisable upon the grant on August 1, 1994. The remaining 150,000 options become exercisable ten years less 90 days from the original grant date of August 1, 1994; provided, however, the exercise date will be accelerated with respect to these 150,000 shares if the same targets are achieved with respect to the Company's stock price as are set forth in Mr. Andrews' stock option agreement. Mr. Gorog's stock options expire under the same terms and conditions that govern the expiration of Mr. Andrews' options.

     Andrew M. Paalborg
     ------------------

     On February 1, 1995, the Company and Mr. Paalborg entered into an employment agreement. The principal terms of Mr. Paalborg's agreement are as follows: (i) Mr. Paalborg receives a base salary of $180,000 per year effective February 1, 1995; (ii) the term of the agreement expires on February 1, 1998, subject to a renewal and extension provision similar to that set forth in Mr. Andrews' agreement; (iii) Mr. Paalborg is eligible to receive bonuses pursuant to the Company's Management Incentive Compensation Plan; and (iv) Mr. Paalborg agrees to hold the following amounts of Common Stock for the balance of the term of his employment agreement (and for any renewals or extensions thereof), from the earlier to occur of: (1) Mr. Paalborg's exercise of options in the amounts
    -------
set forth below; or (2) the dates indicated below. As is the case with Messrs. Andrews and Gorog, Common Stock owned by members of Mr. Paalborg's immediate family shall be counted toward Mr. Paalborg's stock ownership and holding requirements. As of April 1, 1996, Mr. Paalborg was in compliance with the stock ownership requirements set forth in his agreement with the Company.


                                                       Required Common
           Options Exercised            Date           Stock Holdings
           -----------------            ----           ---------------

                 112,500            April 1, 1996            7,500

                 150,000            April 1, 1997           11,250

                 187,500            April 1, 1998           15,000

                 225,000                 ---                18,750

                 262,500                 ---                22,500

                 300,000                 ---                26,250


     John C. Backus
     --------------

     US Order, Inc. entered into an employment agreement with Mr. Backus providing that Mr. Backus will serve as President and Chief Operating Officer of US Order until July 31, 1997, a term which automatically extends until December 31, 1997 unless terminated earlier. Mr. Backus is entitled to a base salary of $250,000 per year, a bonus of between 0 and 75% of his base salary based on his individual performance as well as that of US Order as determined by the Board of Directors, the right to participate in all bonus and incentive compensation plans or arrangements made available to other US Order officers and directors and certain other benefits, including a $5 million life insurance policy. Mr. Backus is entitled to receive performance stock options in accordance with the Company's 1991 Stock Option Agreement (the "1991 Plan"). US Order may terminate the agreement upon Mr. Backus' death, disability or for cause (as defined) upon the affirmative vote of the majority of the Board of Directors. If the Board terminates Mr. Backus without cause, Mr. Backus is entitled to receive the remainder of the base salary and certain other compensation due under the agreement and all options granted to Mr. Backus but unexercisable under the 1991 Plan shall become immediately exercisable for a period of one year. Mr. Backus may terminate the agreement upon 30 days notice under certain circumstances, including a diminution of responsibilities, a change of control (as defined) of US Order or a relocation of its executive offices outside of the Washington, D.C. area. Upon such termination by Mr. Backus, he is entitled to receive the remainder of his base salary and certain other compensation due under the employment agreement and all options granted but unexercisable shall immediately be exercisable for a period of one year. As part of his employment agreement, Mr. Backus has agreed to hold the following amounts of US Order common stock for the balance of the term of his employment agreement (and for any renewals or extensions thereof), from the earlier to occur of: (1) Mr. Backus' exercise of
                              -------
options in the amounts set forth below; or (2) the dates indicated below. For purposes of Mr. Backus' employment agreement, any shares of US Order common stock owned by members of Mr. Backus' immediate family (i.e., spouse, sons or daughters) shall be counted toward Mr. Backus' stock ownership holding requirements. As of April 1, 1996, Mr. Backus was in compliance with the stock ownership requirements set forth in his agreement with US Order.


                                                          Required Common
             Options Exercised            Date            Stock Holdings
             -----------------            ----            --------------

                  100,000             April 1, 1996            10,000

                  200,000             April 1, 1997            15,000

                  300,000             April 1, 1998            20,000

     Pursuant to a stock option agreement between US Order and Mr. Backus, Mr. Backus has been awarded options to purchase 600,00 shares of US Order common stock at an exercise price of $7.13 per share. The options for 600,000 shares will become exercisable on May 1, 2004; however, the exercise date will be accelerated with respect to increments of 100,000 shares if certain targets are achieved regarding US Order's stock price. Pursuant to this provision, Mr. Backus will be entitled to exercise options to purchase 100,000 shares of US Order common stock, at the $7.13 exercise price, each time that US Order common stock trades at a price that is an increase of 25% over the preceding eligibility level for twenty trading days. Thus, Mr. Backus will first be entitled to exercise options for 100,000 shares if US Order common stock trades at or above $8.91 for twenty consecutive trading days. The same entitlement would arise for five additional blocks of 100,000 options, at the exercise price of $7.13 per share, if US Order common stock trades at or above, $11.14, $13.93, $17.41, $21.76, and $27.20 for twenty trading days each (each of these trading prices is 25% above the price of US Order common stock at the earlier tier).
Mr. Backus' options expire under similar terms and conditions that govern the expiration of Mr. Andrews' options.

     Charles W. Pollard
     ------------------

     World Airways has entered into an employment agreement with Charles W. Pollard, dated as of January 1, 1995, providing that Mr. Pollard will serve as Director and President of World Airways until December 31, 1997 unless terminated earlier or extended. Mr. Pollard is entitled to a base salary of $225,000 per year and bonuses under the 1995 World Airways Management Incentive Compensation Plan, the right to participate in all bonus and incentive compensation plans or arrangements made available to other World Airways' officers and directors and certain other benefits, including a $2 million life insurance policy and non-qualified retirement benefits that guarantee a retirement of at least $50,000 per year commencing at age 60, subject to vesting. Mr. Pollard is entitled to receive performance stock options in accordance with the 1995 Plan. The agreement terminates upon Mr. Pollard's death. World Airways may terminate the agreement upon disability which continues for a period of 12 months, or for cause (as defined) upon the affirmative vote of the majority of the Board of Directors. If the Board terminates Mr. Pollard without cause, Mr. Pollard is entitled to receive the remainder of the base salary and certain other compensation due under the agreement and all options granted to Mr. Pollard but unexercisable under the 1995 Plan will become immediately exercisable. The nonqualified retirement benefits also will fully vest. Mr. Pollard may terminate the agreement upon 30 days notice under certain circumstances, including a substantial alteration of his responsibilities, a relocation of World Airways' executive offices outside of the Washington, D.C. area or a change of control of World Airways. Under the terms of the employment agreement, a change of control includes (i) any person, other than WorldCorp, becoming the beneficial owner of more than 50% of the then outstanding securities of World Airways or WorldCorp, (ii) certain changes involving a majority of the Board of Directors of World Airways or WorldCorp,
(iii) certain mergers or acquisitions of World Airways or WorldCorp with any other corporations and (iv) the liquidation or sale of all or substantially all of World Airways' or WorldCorp's assets. Upon such termination by Mr. Pollard, he is entitled to receive the greater of the remainder of his base salary or six months salary and certain other compensation due under the agreement and all options granted but unvested under the 1995 Plan shall become immediately exercisable. If, on December 31, 1996, Mr. Pollard and World Airways have not executed a new employment agreement, and neither party has given written notice to the other that they intend to allow the agreement to expire at the end of its term on December 31, 1997, then Mr. Pollard's employment agreement will be automatically extended through June 30, 1998, with all economic provisions extended on a pro rata basis.

     Pursuant to a stock option agreement between World Airways and Mr. Pollard, Mr. Pollard has been awarded options to purchase up to 250,000 shares of World Airways' common stock at an exercise price of $11.00 per share. The options for 100,000 shares are immediately exercisable. The options for the remaining 150,000 shares will become exercisable on September 30, 2002; however, the exercise date will be accelerated with respect to increments of 25,000 shares if certain targets are achieved regarding World Airways' stock price. Pursuant to this provision, Mr. Pollard will be entitled to exercise options to purchase 25,000 shares of World Airways common stock, at the $11.00 exercise price, each time that World Airways common stock trades at a price that is an increase of 25% over the preceding eligibility level for twenty trading days. To align Mr. Pollard's interests with those of WorldCorp's and World Airways' shareholders, Mr. Pollard has agreed to hold the following amounts of World Airways or WorldCorp common stock for the balance of the term of his employment agreement (and for any renewals or extensions thereof), from the earlier to occur of: (1)
                                                       -------
Mr. Pollard's exercise of any combination of World Airways and WorldCorp stock options or warrants in the amounts set forth below; or (2) the dates indicated below. For purposes of Mr. Pollard's employment agreement, any shares of WorldCorp and/or World Airways common stock owned by members of Mr. Pollard's immediate family (i.e., spouse, sons or daughters) shall be counted toward Pollard's stock ownership holding requirements. As of April 1, 1996, Mr. Pollard was in compliance with the stock ownership requirements set forth in his agreement.


                                                         Required Common
             Options Exercised            Date           Stock Holdings
             -----------------            ----           --------------

                  176,250             April 1, 1995           11,750

                  235,000             April 1, 1996           17,625

                  293,750             April 1, 1997           23,500

                  352,500                  ---                29,375

                  411,250                  ---                35,250

                  470,000                  ---                41,125


     The options expire at the earlier of (i) the end of ten years, or (ii) one year after Mr. Pollard ceases to provide any services, including services as a member of the board of directors, to WorldCorp or World Airways. In the event Mr. Pollard is no longer employed in that capacity or other specified capacities by World Airways, options that have not become exercisable by such time will not thereafter become exercisable. Options exercisable at such time will remain exercisable for one year.

Change in Control Agreements
- ----------------------------

     The Company has issued stock options to each of the Company's Named Executive Officers. Certain of the options issued to executive officers under the Company's 1988 Stock Option Plan prior to May 13, 1992, provided that upon a Change of Control (as defined) the executive officer's option shall become immediately exercisable as of the date of the Change of Control for up to double the number of shares of Common Stock for which the option is otherwise exercisable as of the date of the Change of Control (not to exceed the total number of Option Shares, as defined). Other options issued to executive officers under the 1988 Stock Option Plan prior to May 13, 1992, provided that in the event of termination of the executive officer's employment by the Company without Cause (as defined) or by the executive officer for Good Reason (as defined) within two years after a Change of Control (as defined) the executive officer's stock options shall become fully vested and exercisable. In 1992, the Company amended and restated its 1988 Stock Option Plan. The Company's stockholders approved the amended and restated 1988 Stock Option Plan on May 13, 1992. Options issued to executive officers under the 1988 Stock Option Plan as amended and restated provide that in the event of termination of the executive officer's employment by the Company without Cause (as defined) or by the executive officer for Good Reason (as defined) within two years after a Change of Control (as defined) the executive officer's stock options shall become fully vested and exercisable.

     Pursuant to the terms of the option agreements between the Company and Messrs. Andrews, Gorog and Paalborg, in the event of the termination of their employment by the Company without Cause (as defined) or by the executive officer for Good Reason (as defined) within two years after a Change of Control (as defined), the executive officer's stock options shall become immediately exercisable. Pursuant to the terms of the option agreement between US Order and Mr. Backus, in the event of the termination of Mr. Backus' employment by US Order without Cause (as defined) or by the executive officer for good Reason (as defined) within two years after a Change of Control (as defined), Mr. Backus' US Order stock options shall become immediately exercisable. The agreement between World Airways and Mr. Pollard includes a similar provision relating to his World Airways' options.


                              CERTAIN TRANSACTIONS


     Mr. William F. Gorog is Chief Executive Officer and Chairman of the Board of US Order, and Mr. Gorog, together with certain members of his immediate family (referred to collectively herein as the "Founders"), owned 43% of US Order prior to WorldCorp's exercise of the option described below, completed in February, 1995.

     In February 1995, the Company completed the purchase from the Founders of 4,757,679 shares of the common stock of US Order, par value $.001 per share. Consideration for this purchase paid by the Company consisted of cash, promissory notes and 302,282 shares of WorldCorp common stock which were registered with the Securities and Exchange Commission in an S-3 filing declared effective January 19, 1995. Upon completion of this transaction the Company owned 89% of the voting stock of US Order.

     On June 1, 1995, US Order and WorldCorp sold 4,427,500 shares of US Order common stock, par value $.001 per share ("US Order Common Stock") in an initial public offering. US Order sold 3,062,500 shares, and WorldCorp sold 1,365,000 shares of US Order Common Stock in the offering. Approximately $12.3 million of the net proceeds of the offering were used to (i) pay approximately $2.7 million in accumulated dividends on US Order's Series A Convertible Preferred Stock (the "Series A Preferred Stock") held by WorldCorp and Series C Convertible Preferred Stock (the "Series C Preferred Stock"), a portion of which was held by WorldCorp, in connection with the mandatory conversion of all outstanding shares of Series A and Series C Preferred Stock into US Order Common Stock, (ii) redeem all outstanding shares of US Order's Series B Redeemable Preferred Stock (the "Series B Preferred Stock" and together with the Series A Preferred Stock and the Series C Preferred Stock, the "Former Preferred Stock") for $4.3 million and pay approximately $0.6 million in accumulated dividends, and (iii) retire a $3.5 million 14% note held by WorldCorp due upon a public sale of US Order's equity securities. As of March 31, 1996, WorldCorp owns 56.9% of US Order's Common Stock.

     The Company and World Airways historically have utilized a single corporate staff for administrative services, thus permitting World Airways to utilize the Company's management personnel as needed. Effective January 1, 1995, substantially all of the Company's management personnel became employees of World Airways and since such date, World Airways has provided certain administrative services to the Company. The Company and World Airways have entered into a services agreement pursuant to which World Airways and the Company will continue to provide services to each other at negotiated rates, which the Company believes are comparable to those that could be obtained on an arms-length basis. In June 1995, World Airways borrowed $1.8 million from the Company pursuant to a demand promissory note with an interest rate of 13.875%. In July 1995, this note was repaid to the Company.

                     ITEM  NO. 2 -- APPROVAL OF WORLDCORP
                1996 NON-EMPLOYEE DIRECTORS STOCK RETAINER PLAN


     The Board proposes that the shareholders approve the WorldCorp, Inc. Non-Employee Directors Stock Retainer Plan (the "Retainer Plan"), adopted by the Board on February 24, 1996, subject to the approval of WorldCorp's shareholders. The following paragraph summarize the more significant features of the Retainer Plan. This summary is subject, in all respects, to the terms of the Retainer Plan. WorldCorp will provide promptly, upon request and without charge, a copy of the full text of the Retainer Plan to each person to whom a copy of this proxy statement is delivered. Requests should be directly to: WorldCorp, Inc., 13873 Park Center Road, Suite 490, Herndon, VA, Attn: Andrew M. Paalborg, Vice President and General Counsel.

Summary of the Retainer Plan

     Purpose.  The Plan is intended to further align non-employee Director
     -------
compensation with the interests of all shareholders. The Plan promotes this objective by issuing shares of Common Stock to each non-employee Director in lieu of the cash retainer otherwise payable to those Directors. The Retainer Plan does not involve any increase in the compensation paid to non-employee Directors.

     Eligibility.  Each Director who is not an employee of WorldCorp or an
     -----------
affiliate of WorldCorp is eligible to participate in the Retainer Plan. Members of the Committee, which will be appointed by the Board to administer the Retainer Plan, are not eligible to participate in the Retainer Plan.

     Awards.  Shares of Common Stock will be issued to each Participant on each
     ------
December 31, March 31, June 30 and September 30 during the term of the Plan. The number of shares that will be issued to each Participant will be determined by dividing $6,250 (the amount of cash retainer otherwise payable to each Participant for the following three month period) by the "Fair Market Value" of the Common Stock. For purposes of the Retainer Plan, the "Fair Market Value" of the Common Stock is the average closing price of the Common Stock for the thirty trading days preceding the award.

     Shares of Common Stock issued under the Retainer Plan will be immediately vested and transferable, subject to any limitations imposed by the securities laws. Participants will have all the rights of shareholders with respect to shares of Common Stock issued under the Plan.

     Share Authorization.  The maximum aggregate number of shares of Common
     -------------------
Stock that may be issued under the Retainer Plan is 50,000 shares. The maximum aggregate number of shares that may be issued under the Retainer Plan will be adjusted as the Committee determines is equitably required in the event of a stock dividend, stock split, stock consolidation or similar change in the capitalization of WorldCorp.

     Amendment and Termination.  The Board may amend or terminate the Retainer
     -------------------------
Plan at any time. No amendment will be effective without the approval of WorldCorp's shareholders, however, if the amendment materially (i) increases the number of shares of Common Stock that may be issued under the Retainer Plan (other than an adjustment as described above), (ii) changes the class of individuals who may participate in the Retainer Plan or (iii) increases the benefits that may be provided under the Retainer Plan. If not sooner terminated by the Board, the last award of shares of Common Stock under the Retainer Plan will be made on May 31, 2004.

     Benefits.  WorldCorp cannot determine the number of shares that will be
     --------
issued to Participants under the Retainer Plan during 1996 because the number of shares to be issued will be based on the Fair Market Value of the Common Stock on the applicable award dates. If the Retainer Plan had been in effect during all of 1995, each of the non-employee Directors would have been issued 2,769 shares during 1995 (assuming each such Director served during the entire year), for a total of 13,845 shares.

                 ITEM  NO. 3 -- RATIFICATION  OF  SELECTION  OF
                  INDEPENDENT  CERTIFIED  PUBLIC  ACCOUNTANTS

     The firm of KPMG Peat Marwick LLP served as independent certified public accountants for the Company in 1994 and is expected to be represented at the Annual Meeting. A representative of KPMG Peat Marwick LLP will have an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions.

     As of this date, the Board of Directors desires to have KPMG Peat Marwick LLP continue as accountants for the Company for the year ending December 31, 1995. Accordingly, the Company is presenting a resolution to the meeting to ratify the appointment by the Board of Directors. If the stockholders do not approve the proposal, the Board of Directors will reconsider its action with respect to the appointment of accountants. Approval of the resolution, however, will in no way limit the Board's authority to terminate or otherwise change the engagement of KPMG Peat Marwick LLP during the year ending December 31, 1996.

      THE  BOARD  OF  DIRECTORS  RECOMMENDS  A  VOTE  FOR  THE  PROPOSAL.


                             STOCKHOLDER PROPOSALS

     Stockholder proposals intended to be presented at the 1997 Annual Meeting of Stockholders must be received by the Company's Secretary no later than December 1, 1996, to be included in the Company's 1997 proxy materials.

     Proposals intended for inclusion in next year's proxy statement should be sent to the Secretary of the Company at WorldCorp, Inc., The Hallmark Building, 13873 Park Center Road, Herndon, Virginia 22071.


                    OTHER MATTERS TO COME BEFORE THE MEETING

      In addition to the matters described above, there will be an address by the Chief Executive Officer and a general discussion period during which stockholders will have an opportunity to ask questions about the business.

     The Company does not intend to bring any other matter before the meeting and does not know of any other matter which is proposed to be brought before the meeting. However, should any other matter properly come before the meeting, the persons named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with their judgment on such matter.


                                 ANNUAL REPORT

     A copy of the Annual Report is being mailed to each stockholder entitled to vote at the Annual Meeting of Stockholders. A copy of the Company's Form 10-K is available at no charge to all stockholders. For a copy write to: Andrew M. Paalborg, Vice President and General Counsel, WorldCorp, Inc., The Hallmark Building, 13873 Park Center Road, Herndon, Virginia 22071.

                               OTHER INFORMATION

     This solicitation of proxies is made by the Board of Directors, and the Company will bear the costs of solicitation. In addition to solicitation by mail, proxies may also be solicited by directors, officers, and employees of the Company, who will not receive additional compensation for such solicitation. Brokerage firms and other custodians, nominees and fiduciaries will be reimbursed by the Company for their reasonable expenses incurred in sending proxy material to beneficial owners of the Common Stock. The address of WorldCorp's principal executive offices is The Hallmark Building, 13873 Park Center Road, Herndon, Virginia 22071, and its telephone number is (703) 834-9200. The above notice and proxy statement are sent by order of the Board of Directors.

Dated:   April 18, 1996

                                   By Order of the Board of Directors,



                                   Andrew M. Paalborg
                                   Vice President & General Counsel

                                WORLDCORP, INC.
THIS PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS ON MAY 22, 1996 IS SOLICITED
                      ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints T. COLEMAN ANDREWS III, WILLIAM F. GOROG and ANDREW M. PAALBORG, and each of them, the proxy or proxies of the undersigned, with full power of substitution, to vote all shares of Common Stock, par value $1 per share, of WorldCorp, Inc. (the "Company") which the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at the Hyatt Dulles in Herndon, Virginia on May 22, 1996, at 8:30 A.M., and at any adjournments or postponements thereof, with the same force and effect as the undersigned might or could do if personally present thereat.

     Unless a contrary instruction is indicated, this proxy will be voted for the election of directors as described in the accompanying Proxy statement, for approval of the WorldCorp, Inc. 1996 Non-Employee Directors Stock Retainer Plan and in favor of the proposal to ratify the selection of the independent public accountants for 1996. This proxy will also be voted at the discretion of the proxy holders on such matters other than the three specific items as may come before the meeting.

     A majority of such proxies or their substitutes as shall be present and acting at the meeting, or if only one be present and acting then that one, shall have and may exercise all of the powers of all of said proxies hereunder.

                PLEASE MARK, DATE AND SIGN ON THE REVERSE SIDE
                              AND RETURN PROMPTLY

                                  DETACH HERE

[x]Please mark
   votes as in
   this example

   The shares represented by this proxy will be voted as directed by the stockholder. If no direction is given when the duly executed proxy is returned, such shares will be voted "FOR" authority in Item 1 and "FOR"
   Item 2.

   1. AUTHORITY TO VOTE FOR THE FOLLOWING NOMINEES AS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT:
      Nominees: James E. Colburn, Geoffrey S. Rehnert, John C. Backus, Gideon
                Argov

                         FOR      WITHHELD
                         [__]        [__]

      -----------------------------------
      (INSTRUCTION: To withhold authority to vote for one individual nominee, write such name in the space provided above)

   2. PROPOSAL TO APPROVE THE          FOR    AGAINST   ABSTAIN
      WORLDCORP 1996 NON-EMPLOYEE      [__]     [__]      [__]
      DIRECTORS STOCK RETAINER PLAN.

   3. PROPOSAL TO RATIFY THE
      SELECTION OF KPMG PEAT MARWICK           FOR    AGAINST   ABSTAIN
      LLP as independent public accountants    [__]     [__]      [__]
      for the Company for the fiscal year
      ending December 31, 1996.

          MARK HERE
         FOR ADDRESS    [__]
          CHANGE AND
         NOTE AT LEFT

PLEASE MARK, DATE, SIGN AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

Please sign exactly as name appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney executer, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized person. If a partnership, please sign in full partnership name by authorized person.